Exhibit 4.7

[Face of Note]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[Additional language for Regulation S Note to be inserted after paragraph 1]

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

No.	CUSIP:
**75,000,000**

CHATTEM, INC.

FLOATING RATE SENIOR NOTES DUE 2010

Issue Date:

Chattem, Inc., a Tennessee corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) on March 1, 2010.

Interest Payment Dates: March 1, June 1, September 1 and December 1, commencing June 1, 2004.

Record Dates: February 15, May 15, August 15 and November 15.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

[Attach Notation of Guarantee for each Guarantor]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

CHATTEM, INC.

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Floating Rate Senior Notes due 2010 described in the within-mentioned Indenture.

Dated:

SOUTHTRUST BANK,

as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

CHATTEM, INC.

Floating Rate Senior Notes due 2010

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay from the date hereof until maturity (and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below) at a rate per annum, reset quarterly, equal to LIBOR plus 3.00%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. The Company shall pay interest and Liquidated Damages, if any, on the Notes quarterly in arrears on March 1, June 1, September 1 and December 1, commencing on June 1, 2004, or if such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). The Company shall make each interest payment to the holders of record of the Notes on the immediately preceding February 15, May 15, August 15 and November 15 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 1, 2004. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

“Determination Date,” with respect to an Interest Period, shall be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include May 31, 2004.

“LIBOR,” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on the page of the Telerate screen (or any successor thereto) of the Moneyline Telerate service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination

Date. If at least two such offered quotations are so provided, the rate for the Interest Period shall be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent shall request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period shall be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period shall be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company, the Guarantors and the holders of the Notes.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Company maintained for such purpose in The City of New York maintained for such purposes, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Liquidated Damages, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of February 26, 2004 (“Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5. Optional Redemption. (a) Except as set forth in paragraph 5(b) below, the Company shall not have the option to redeem the Notes prior to March 1, 2005. On or after March 1, 2005, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2005	102.000%
2006	101.000%
2007 and thereafter	100.000%

(b) At any time prior to March 1, 2005, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued hereunder (including any Additional Notes) at a redemption price of 100% of the principal amount thereof, plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided, that (i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and (ii) the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

6. Mandatory Redemption. Except as set forth in paragraph 7 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder. (a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) at an offer price (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 20 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the “Change of Control Payment Date”) specified in such notice, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently repay (and reduce commitments under) the Senior Credit Facility or (b) to purchase Replacement Assets. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph 5(b) above shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall be required to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment to the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of the Asset Sale Offers described in the immediately preceding sentence, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into any Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. Transfer may be restricted as provided in the Indenture.

9. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

10. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

11. Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages) if it determines that withholding notice is in their interest. Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 of the Indenture, and its consequences, and waive any related existing Default or Event of Default if certain conditions are satisfied.

12. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of February 26, 2004, between the Company, the Guarantors and the parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, between the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of Additional Notes (the “Registration Rights Agreement”).

16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. Guarantee. The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

18. Copies of Documents. The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

Facsimile: (423) 821-0395

Attention: Mr. A. Alexander Taylor II

with a copy to:

Miller & Martin LLP

Suite 100, Volunteer Building

832 Georgia Avenue

Chattanooga, Tennessee 37402

Facsimile: (423) 785-8480

Attention: Hugh F. Sharber, Esq.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10                 ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

[To be inserted for Regulation S Global Note]

SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian